Exhibit 2.1

DATED 1 April 2014

(1)	THE SEVERAL PARTIES REFERRED TO IN PART 1 OF SCHEDULE 1

(2)	THE SEVERAL PARTIES REFERRED TO IN PART 2 OF SCHEDULE 1

(3)	FRIARY INTERMEDIATE LIMITED

(4)	OVAL LIMITED

(5)	OVAL EBT TRUSTEES LIMITED

SHARE PURCHASE AGREEMENT

relating to the sale and purchase of shares in the

capital of Oval Limited

Agreed Form Documents

Announcements

Completion Minutes

Deed of Warranty

Directors’ Resignation Letters

Disclosure Letter

Drag Confirmation Notice

Drag Notice

Escrow Letter

THIS AGREEMENT is made on 1 April 2014

BETWEEN:

(1)	THE SEVERAL PARTIES whose names and addresses are set out in Part 1 of Schedule 1 (together being the “Institutional Sellers” and each an “Institutional Seller”);

(2)	THE SEVERAL INDIVIDUALS whose names and addresses are set out in Appendix 1 (together with the Selling Optionholders (as defined below) being the “Individual Sellers” and each an “Individual Seller”),

(the parties at (1) and (2) above together being the “Sellers”);

(3)	FRIARY INTERMEDIATE LIMITED, a company incorporated in England & Wales with registered number 04404202 and having its registered office at The Walbrook Building, 25 Walbrook, London EC4N 8AW (the “Buyer”);

(4)	OVAL LIMITED a company incorporated in England & Wales with registration number 04901418 and having its registered office at 9 South Parade, Wakefield, West Yorkshire WF1 1LR (the “Company”); and

(5)	OVAL EBT TRUSTEES LIMITED a company incorporated in England & Wales with registration number 06053007 and having its registered office at 9 South Parade, Wakefield, West Yorkshire WF1 1LR (the “Trustee”).

BACKGROUND

Each of the Sellers and the Trustee has agreed to sell their respective Sale Shares and the Buyer has agreed to purchase the Sale Shares on the terms and subject to the conditions set out in this agreement.

Immediately following the entry into this agreement and prior to Completion, the Buyer will give the Drag Notices to the Dragged Sellers.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement and the Schedules the following expressions shall (unless the context otherwise requires) have the following meanings:

“A Ordinary Shares”	means A ordinary shares of £0.01 each in the capital of the Company;

“Allianz”	Allianz Holdings plc;

“Allianz’s Final Proportion”	has the meaning given in paragraph 1 of Schedule 7;

“Allianz’s Initial Proportion”	means the number of Sale Shares (which for these purposes excludes the Deferred Shares) sold by Allianz pursuant to this agreement divided by the Fully Diluted Share Capital and expressed as a percentage;

“Allianz’s Solicitors”	DAC Beachcroft LLP of 100 Fetter Lane, London EC4A 1BN;

“Allianz’s Solicitors’ Account”	means the client account of Allianz’s Solicitors at Lloyds Bank plc, PO Box 153, 55 Corn Street, Bristol, BS99 7LE; account name DAC Beachcroft Client Call Account; sort code 30-00-01; account number 00032703; reference: NKG/ACI101-0847041;

“Announcements”	means the announcements by Caledonia Investments Plc and the Buyer in respect of the Transaction in the agreed form;

“Barclays Overdraft Facility Agreement”	means the composite accounting system (CAS) facility agreement dated 4 July 2013 between the Company (for itself and as agent for certain other Group Company borrowers) and Barclays Bank PLC (as the bank);

“Business Day”	a day (other than a Saturday, Sunday or public holiday) when banks in the City of London are open for business;

“Buyer’s Solicitors”	Lawrence Graham LLP whose registered office is at 4 More London Riverside, London SE1 2AU;

“Calculation Date”	has the meaning given to it in Schedule 7;

“Company’s Articles”	means the articles of association of the Company adopted by special resolution on 26th September 2013;

“Completion”	completion of the obligations of the parties in accordance with the provisions of clause 6 of this agreement;

“Completion Accounts”	has the meaning given in paragraph 1 of Schedule 4;

“Completion Accounts Date”	has the meaning given in paragraph 1 of Schedule 4;

“Completion Date”	the date of this agreement;

“Completion Minutes”	means board minutes of the Company and the Subsidiaries in the agreed form;

“Connected Persons”	in relation to a person, has the meaning given in sections 1122 and 1123 of the Corporation Tax Act 2010, save that for these purposes, the term “company” (as defined in section 1123 of the Corporation Tax Act 2010) shall include a limited liability partnership and references to “Connected Person” shall be construed accordingly;

“Consideration”	means the sum referred to in clause 4.1;

“Consideration Deficit”	has the meaning given in clause 5.2;

“Consideration Surplus”	has the meaning given in clause 5.1.1;

“CSOP”	means the Company’s share option plan approved by HMRC adopted on 24th November 2004 (as subsequently amended);

“Covenantors”	means Patrick O’Connell and Phillip Hodson;

“Deed of Termination”	means the “Deed of Termination” under and as defined in the Release Undertaking;

“Deed of Warranty”	means the deed of warranty between the Warrantors and the Buyer dated the date of this agreement in the agreed form;

“Deed of Warranty Retention”	means £2,100,000;

“Deferred Drag Notices”	means the drag notices to be served on Deferred Dragged Sellers by the Buyer in accordance with Article 13.2 of the Company’s Articles;

“Deferred Dragged Sellers”	means those Optionholders who exercise their Options following Completion (if any);

“Deferred Dragged Sellers’ Final Proportion”	has the meaning given in paragraph 1 of Schedule 7;

“Deferred Dragged Sellers’ Initial Proportion”	means the number of Ordinary Shares over which Options have been granted which have not been exercised prior to or on Completion divided by the Fully Diluted Share Capital and expressed as a percentage;

“Deferred Shares”	means deferred shares of £0.01 each in the capital of the Company;

“Directors Resignation Letters”	means the resignation letters from those directors of the Group Companies who are to resign at Completion in the agreed form;

“Disclosure Letter”	has the meaning given in the Deed of Warranty;

“Drag Notices”	means drag notices in the agreed form to be given to the Dragged Sellers by the Buyer in accordance with Article 13.1 of the Company’s Articles;

“Drag Notice Confirmation”	the notice of confirmation that the Buyer has given the Drag Notices in the agreed form;

“Dragged Sellers”	means those shareholders of the Company who are not party to this agreement and in respect of whom the Buyer has given notice pursuant to article 13.1 of the Company’s Articles;

“Dragged Sellers’ Final Proportion”	has the meaning given in paragraph 1 of Schedule 7;

“Dragged Sellers’ Initial Proportion”	means the number of Ordinary Shares in issue as at Completion (but less the number of Sale Shares (which for these purposes excludes the Deferred Shares)) divided by the Fully Diluted Share Capital and expressed as a percentage;

“Dragged Shares”	means the Ordinary Shares which are to be acquired by the Buyer pursuant to the Drag Notices and the Deferred Drag Notices;

“Employment Deductions”	has the meaning given in clause 4.3;

“Encumbrance”	includes any interest or equity of any person (including any right to acquire, option, right of first refusal or right of pre-emption or conversion), or any mortgage, charge, pledge, lien, restriction, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement (including a title transfer and retention arrangement) having similar effect;

“Enduring Provisions”	means the provisions of clauses 1 (Definitions and Interpretation), 11 (Confidentiality), 14 (Remedies and Waivers), 15.1 (Assignment), 16 (Further Assurance), 17 (Entire Agreement), 18 (Invalidity), 19 (Variation), 20 (Sellers’ Representative), 21 (Institutional Sellers’ Representative), 22 (Notices), 24 (Third Party Rights), 25 (Successors and Assigns), 26 (Costs and Expenses), 27 (Counterparts) and 28 (Governing Law);

“Escrow Agents”	means the Buyer’s Solicitors and the Sellers’ Solicitors;

“Escrow Bank”	means Barclays Bank Plc, 1 Churchill Place, London E14 5HP;

“Escrow Letter”	means the letter in the agreed form to be signed by the Buyer, the Institutional Sellers’ Representative and the Sellers’ Representative instructing and authorising the Escrow Agents to establish and operate the Retention Account;

“ESPS”	means the Oval Limited Employee Share Participation Scheme;

“Estimated Purchase Price”	means £156,534,777;

“Existing Financing Arrangements”	means the financing arrangements of the Group under the Senior Credit Agreement, the Hedging Agreement and the Barclays Overdraft Facility Agreement;

“Final Adjustment Account”	means the account to be maintained by the Company for the purposes of holding the balances paid pursuant to clauses 5.1.2.4 and 6.5.9 and paragraphs 1.1.4 and 1.2.2.3 of Schedule 6;

“Final Proportions”	means the Deferred Dragged Sellers’ Final Proportion, the Dragged Sellers’ Final Proportion, the Sellers’ Final Proportion and Allianz’s Final Proportion;

“FSMA”	Financial Services and Markets Act 2000;

“Fully Diluted Share Capital”	means 77,261,116;

“Group”	in relation to a company (wherever incorporated), that company, any company of which it is a Subsidiary (its holding company) and any other Subsidiaries of any such holding company, and each company in a group is a member of the group;

“Group Companies”	means the Company and its Subsidiaries listed in Schedule 2 of the Deed of Warranty (and “Group Company” shall mean any one of them);

“Institutional Sellers’ Representative”	means Caledonia Investments Plc, the representative of the Institutional Sellers appointed pursuant to clause 20;

“Hedging Agreement”	means each Hedging Agreement (pursuant to, and as defined in the Senior Credit Agreement) between any Group Company and a Hedging Counterpart (as defined in the Senior Credit Agreement);

“Key Client”	means any underwriter, producing intermediary or insured client of the Group Companies which in the 12 months to 28 February 2014 generated aggregate revenue for the Group Companies in excess of £90,000;

“Loan Notes”

means:

(a)    the floating rate convertible unsecured (Number 1) Loan Notes 2017 created pursuant to a loan note instrument dated 25 November 2003 (as amended and restated on 13 August 2009 and as further amended and restated on 25 January 2010 and as further amended and restated on 5 July 2013);

(b)    the floating rate convertible unsecured (Number 2) Loan Notes 2017 created pursuant to a loan note instrument dated 20 December 2004 (as amended and restated on 13 August 2009 and as further amended and restated on 25 January 2010 and as further amended and restated on 5 July 2013);

(c)    the floating rate convertible unsecured (Number 3) Loan Notes 2017 created pursuant to a loan note instrument dated 7 December 2005 (as amended and restated on 13 August 2009 and as further amended and restated on 25 January 2010 and as further amended and restated on 5 July 2013);

(d)    the floating rate convertible unsecured (Number 5) Loan Notes 2017 created pursuant to a loan note instrument dated 31 May 2009 (as amended and restated on 13 August 2009 and as further amended and restated on 25 January 2010 and as further amended and restated on 5 July 2013);

(e)    the floating rate convertible unsecured (Number 6) Loan Notes 2017 created pursuant to a loan note instrument dated 13 August 2009 (as amended and restated on 25 January 2010 and as further amended and restated on 5 July 2013); and

(f)     the floating rate convertible unsecured (Number 7) Loan Notes 2017 created pursuant to a loan note instrument dated 25 January 2010;

“March 2008 Loan Notes”	means the floating rate unsecured (number 4) loan notes 2017 created pursuant to a loan note instrument dated 28 March 2008 (as amended and restated on 13 August 2009 and further amended and restated on 25 January 2010);

“Material Contract”	(i) any agreement or arrangement with any Key Client; or (ii) any agreement or arrangement with any supplier which is material to the Group Companies;

“Net Asset Retention”	means £5,000,000;

“Net Asset Retention Balance”	has the meaning given in clause 5.2;

“Net Tangible Assets”	has the meaning given in Part 1 of Schedule 4;

“Net Tangible Assets Amount”	has the meaning given in clause 4.1.5;

“OESIP”	means the Oval Limited Executive Share Incentive Plan;

“OESIP Share Price”	means the purchase price which remains payable by an Individual Seller in respect of Sale Shares which he has acquired pursuant to the OESIP;

“OI Consideration”	means £375,000, being the aggregate amount which the OI Managers direct the Buyer to deduct from the Consideration due to the OI Managers and pay to the Company in satisfaction of the obligation of Lochain Patrick Limited to pay £375,000 under the terms of a share purchase agreement dated 17 December 2012 between the Company and Lochain Patrick Limited;

“OI Managers”	means Andrew Hills, James Burt, Anthony Leng, Robert Hubbard, Lee Mould, Richard Platt, Roy Bearman, Allan Chilman, Justine Doherty and Stephen Mead, together being management of Oval International Limited, the trading subsidiary of Lochain Patrick Limited, which was the subject of a management buyout which completed on 29 March 2014 whereby the B ordinary shares of £0.01 each in the capital of Lochain Patrick Limited held by the Company were converted into deferred shares of £0.01 each in the capital of Lochain Patrick Limited;

“Option Exercise Price”	means the relevant price payable by an Optionholder to exercise the relevant Options;

“Optionholders”	means the holders of Options;

“Options”	means options to acquire Ordinary Shares granted under the CSOP and the USOS;

“Ordinary Shares”	means ordinary shares of £0.01 each in the capital of the Company;

“Outstanding Indebtedness”	means all amounts owed or payable by any Group Company from time to time under the Senior Credit Agreement, the Hedging Agreements and the Barclays Overdraft Facility Agreement including, at Completion, the amount of all principal, accrued but unpaid interest, settlement amounts in respect of the termination of hedging under the Hedging Agreements, fees (including break fees and costs), costs and expenses in respect of such agreements and arrangements and their repayment and termination, including costs of terminating or amending hedging arrangements in connection with the repayment of the Senior Credit Agreement and in relation to the release of all relevant security and the £3,000,000 overdraft element of the Barclays Overdraft Facility;

“Pari Passu Deed”	means the pari passu deed dated 13 August 2009 between Sun Alliance Insurance Overseas Limited, Caledonia Investments Plc, Allianz and the Company as amended and restated on 25 January 2010 and on 5 July 2013;

“Pre-Contractual Statement”	means any statement, undertaking, promise, assurance, warranty, understanding or any representation or misrepresentation (whether contractual or non-contractual and whether negligently or innocently made) relating to the subject matter of this agreement and other than as expressly set out in this agreement as a Seller Warranty or in the Deed of Warranty as a Sale Warranty, whether in writing or not and whether made by any person (whether party to this agreement or not);

“Properties”	has the meaning given in the Deed of Warranty;

“Redemption Account”	Barclays Bank Plc, London A/C: 88294968 Sort code: 20-00-34 SWIFT code: BARCGB22;

“Redemption Amount”	means the amount required to redeem the March 2008 Loan Notes in the principal amount of £15,000,000 plus all interest accrued but unpaid up to the Business Day prior to Completion;

“Release Date”	has the meaning given in paragraph 1 of Schedule 6;

“Release Documents”	means the “Release Documents” under and as defined in the Release Undertaking in the agreed form;

“Release Undertaking”	means the undertaking dated on or about the date of this agreement from DLA Piper UK LLP in favour of (1) Barclays Bank PLC (2) Lloyds Bank plc (3) Macfarlanes LLP and (4) Lawrence Graham LLP in respect of the unconditional and irrevocable release of the Release Documents and Title Documents as duly countersigned by (1) Barclays Bank plc and (2) Lloyds Bank plc;

“Restricted Employee”	means an employee of the Group Companies in any income producing or management role;

“Retention Account”	means the joint interest bearing bank account at the Escrow Bank to be established by the Escrow Agents in accordance with the Escrow Letter into which shall be paid the Retentions in accordance with clause 6.5.10 and which shall be maintained in accordance with clause 9;

“Retentions”	the Net Asset Retention and the Deed of Warranty Retention in the total aggregate amount of £7,100,000;

“Sale Shares”

means:

(a)    the 68,575,221 Ordinary Shares each, all of which have been issued and are fully paid;

(b)    the 7,000,000 A Ordinary Shares, all of which have been issued and are fully paid;

(b)    the 10,800,000 Deferred Shares, all of which have been issued and are fully paid;

“Sale Warranties”	means the warranties given by the Warrantors pursuant to the Deed of Warranty;

“Sellers’ Final Proportion”	has the meaning given in paragraph 1 of Schedule 7;

“Sellers’ Initial Proportion”	means the number of Sale Shares (which for these purposes excludes the Deferred Shares and less the number of Sale Shares sold by Allianz pursuant to this agreement) divided by the Fully Diluted Share Capital and expressed as a percentage;

“Sellers’ Representative”	means Peter Blanc and Ian Story (acting jointly);

“Sellers’ Solicitors”	Macfarlanes LLP of 20 Cursitor Street, London EC4A 1LT;

“Sellers’ Solicitors’ Account”	means the client account of the Sellers’ Solicitors at The Royal Bank of Scotland PLC of City Office, 62/63 Threadneedle Street, London EC2R 8LA; account name: Macfarlanes LLP Client No 1 Account; sort code 15-10-00; account number: 15388776; Reference: SRD/LXC/637807;

“Seller Warranties”	means the warranties given pursuant to clause 8 of this agreement;

“Selling Optionholders”	means those Optionholders who have agreed to exercise their Options on or prior to Completion and who have agreed to sell the Ordinary Shares arising from their exercise of Options to the Buyer, the names and addresses of such Optionholders being as set out in Appendix 2;

“Senior Credit Agreement”	means the £40,000,000 Senior Sterling Term Facilities Agreement dated 4 July 2013 made between inter alia, Barclays Bank PLC and Lloyds TSB Bank plc as mandated lead arrangers, the financial institutions listed in Part 2 of schedule 1 of that agreement as original lenders, Barclays Bank PLC as agent, security agent and original overdraft bank, the Company as parent and the Group Companies listed in part 1 of schedule 1 thereto as original borrowers and original guarantors;

“Shares Under Option”	means Ordinary Shares in respect of which Options have been granted;

“Subsidiary”	in relation to a company wherever incorporated (a “holding company”) means a “subsidiary” as defined in section 1159 of the Companies Act 2006 and any other company which is a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company, and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) of the Companies Act 2006, as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee;

“Taxation Authority”	has the meaning given in the Deed of Warranty;

“Tax Claim”	has the meaning given in the Deed of Warranty;

“Threshold Condition 4 Reserves”	means £4,398,350;

“Title Documents”	means the “Title Documents” under and as defined in the Release Undertaking;

“Transaction”	means the acquisition of the Sale Shares as contemplated by this agreement;

“Transaction Documents”	means this agreement, the Deed of Warranty, the Disclosure Letter (as defined in the Deed of Warranty) and each of the agreed form documents referred to in this agreement;

“Transaction Expenses”	means the expenses in the amount of £3,008,276 which have been incurred in connection with the Transaction;

“USOS”	means the Company’s unapproved share option scheme dated 24th November 2004 (as subsequently amended);

“Warrant Exercise Price”	has the meaning given to it in clause 4.5;

“Warrantors”	means Peter Blanc and Ian Story;

“Warrants”	means the 2,093,679 warrants issued to Caledonia Investments Plc pursuant to the warrant instrument made between the Company and Caledonia Investments Plc dated 10th March 2011;

“Warranty Claim”	has the meaning given in the Deed of Warranty; and

“W&I Insurance Contribution”	means the sum of £750,000.

1.2	Any document expressed to be “in the agreed form” is a reference to a document in a form agreed as at the date of this agreement and for the purpose of identification signed by or on behalf of the Buyer and the Sellers.

1.3	References to clauses and Schedules are, unless the context otherwise requires, references to clauses and Schedules to this agreement, and references to paragraphs are, unless the context otherwise requires, references to paragraphs of the relevant Schedule.

1.4	In this agreement and the Schedules, unless the context otherwise requires, a reference to one gender shall include all genders, the singular shall include the plural and vice versa, and references to the word “include” or “including” are to be construed without limitation and the ‘ejusdem generis’ rule shall not apply.

1.5	In this agreement:

1.5.1	any reference to any statute or statutory provision includes any subordinate legislation made under that statute or statutory provision, whether before the date of this agreement;

1.5.2	any reference to any legislation (whether of the United Kingdom or elsewhere) including to any statute, statutory provision or subordinate legislation (“Legislation”) includes a reference to that Legislation as from time to time amended or re-enacted before the date of this agreement; and

1.5.3	any reference to re-enactment includes consolidation and rewriting, in each case whether with or without modification.

1.6	The headings of clauses, paragraphs and Schedules in this agreement are inserted for convenience only and shall not affect the interpretation of this agreement.

1.7	References to persons include individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships and that person’s legal personal representatives, successors and permitted assigns (whether or not having separate legal personality). References to companies include companies, corporations or other bodies corporate (wherever incorporated).

1.8	Section 6(2) and the words “other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about” in Section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 are expressly excluded from the operation of this agreement.

1.9	References in this agreement to “writing” or “written” includes faxes but not e-mail.

1.10	References to “this agreement” mean this agreement as amended or varied in accordance with its terms and references to any other document mean such other document as amended or varied in accordance with its terms.

2.	DRAG NOTICES

2.1	As soon as reasonably practicable following execution of this agreement and in any event within 30 minutes following the execution of this agreement, the Buyer shall procure that Drag Notices are given by 1st class post to each of the Dragged Sellers. The Buyer shall give confirmation (by delivery of the Drag Confirmation Notice) to the Sellers’ Representative and the Institutional Sellers’ Representative that the Drag Notices have been given by 1st class post to each of the Dragged Sellers (the “Confirmation”). Immediately following the giving of the Confirmation, Completion shall occur.

2.2	If the Buyer shall fail to provide the Confirmation within the 30 minute period referred to in clause 2.1, the Sellers’ Representative and each of the Institutional Sellers (who shall all be required to act unanimously for such notice to be effective) shall be entitled to give notice to the Buyer to terminate this agreement, in which event this agreement (except for the Enduring Provisions) shall be null and void and of no further effect and the parties shall be released and discharged from their respective obligations under this agreement.

3.	SALE AND PURCHASE OF SALE SHARES

3.1	On the terms of this agreement, each of the Sellers shall at Completion sell with full title guarantee their respective Sale Shares (as set out against its name in Parts 1 and 3 of Schedule 1 and Appendix 1 and Appendix 2 (as applicable)) and the Buyer shall at Completion buy the Sale Shares free from any Encumbrances, together with all rights attached to them at Completion or accorded to them on or after the Completion Accounts Date.

3.2	Each of the Sellers, the Trustee and the Company severally waives any right of pre-emption or other restriction on transfer in respect of the Sale Shares or any of them conferred on him or it under the Company’s Articles, the ESPS or the OESIP or otherwise.

3.3	The Buyer is not obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

3.4	The Buyer Group will be entitled to make elections under Code Section 338(g) with respect to the acquisition (or deemed acquisition) of each of the Group Companies pursuant to this agreement.

4.	CONSIDERATION

4.1	The consideration for the Sale Shares, the Dragged Shares and any Options which have not been exercised by the Calculation Date is £210,000,000:

4.1.1	less the Outstanding Indebtedness;

4.1.2	less the Redemption Amount;

4.1.3	less the W&I Insurance Contribution;

4.1.4	less the Transaction Expenses; and

4.1.5	plus the amount by which the Net Tangible Assets exceeds the Threshold Condition 4 Reserves or less the amount by which the Net Tangible Assets is less than the Threshold Condition 4 Reserves (the “Net Tangible Assets Amount”) as determined pursuant to clause 5.

4.2	The Sellers’ Consideration shall be apportioned to the numbers of the Sale Shares held or owned by each of the Sellers as specified in Parts 1 and 3 of Schedule 1 and Appendix 1 and 2 (as applicable) (on the basis that the consideration for one A Ordinary Share will be same as the consideration for one Ordinary Share (less £1) and the consideration for each Deferred Share will be nil). The Buyer shall not be concerned as to the division of any cash payments which may be paid to the Sellers’ Solicitors and Allianz’s Solicitors in accordance with clause 6 whose respective receipt shall be good discharge therefor.

4.3	Each Individual Seller authorises the Buyer to pay (on behalf of the Individual Seller concerned) to the Company such amount of his Consideration as is required to discharge, as applicable, the relevant amount of any income tax and employees’ (and, if applicable, employer’s) National Insurance Contributions arising in connection with the exercise of his Options, the Option Exercise Price and the OESIP Share Price (together the “Employment Deductions”).

4.4	Each of the OI Managers authorises the Buyer to pay (on behalf of the OI Manager concerned) to the Company such amount of his Consideration as is required to discharge his obligation to pay his relevant proportion of the OI Consideration as set out in the column headed “OI Consideration” of Part 2 of Schedule 1.

4.5	Caledonia Investments Plc authorises the Buyer to pay to the Company from the Consideration due to it £3,349,886.40 (the “Warrant Exercise Price”) in satisfaction in full of its obligation to pay the exercise price which is due and payable on the conversion of the Warrants into Ordinary Shares immediately prior to Completion.

5.	ADJUSTMENT OF CONSIDERATION

5.1	If the Consideration (it being acknowledged that the only adjustment will be in respect of the Net Tangible Assets Amount which shall be finally determined in accordance with Schedule 4):

5.1.1	exceeds the Estimated Purchase Price, the amount of the surplus being the “Consideration Surplus”, the whole of the Net Asset Retention shall be released in accordance with paragraph 1.1 of Part 1 of Schedule 6; and

5.1.2	the Consideration Surplus shall be paid by the Buyer as follows:

5.1.2.1	to the Sellers (other than Allianz), the Sellers’ Initial Proportion of the excess, such payment to be paid to the Sellers’ Solicitors; and

5.1.2.2	to Allianz, Allianz’s Initial Proportion of the excess, such payment to be paid to Allianz’s Solicitors;

5.1.2.3	to the Company, the Dragged Sellers’ Initial Proportion of the excess for the benefit of the Dragged Sellers (and the Company hereby agrees to remit such balance to the Dragged Sellers in accordance with the Company’s Articles); and

5.1.2.4	to the Final Adjustment Account, the Deferred Dragged Sellers’ Initial Proportion of the excess.

5.2	If the Consideration (it being acknowledged that the only adjustment will be in respect of the Net Tangible Assets Amount which shall be finally determined in accordance with Schedule 4) is less than the Estimated Purchase Price, the amount of the deficit (the “Consideration Deficit”) shall be payable to the Buyer from the Net Asset Retention and shall be released to the Buyer from the Retention Account in accordance with paragraph 1.2 of Part 1 of Schedule 6 and the balance of the Net Asset Retention (if any) (the “Net Asset Retention Balance”) shall be released in accordance with paragraph 1.2 of Part 1 of Schedule 6. For the avoidance of doubt, the sole recourse of the Buyer in respect of any Consideration Deficit shall be to receive payment from the Retention Account (up to the amount of the Net Asset Retention).

5.3	Any payments to the Sellers, the Dragged Sellers or the Deferred Dragged Sellers under clause 5.1 or 5.2 shall be adjustments to the Consideration, and shall be paid in cash within five (5) Business Days of the determination of the Completion Accounts in accordance with Schedule 4.

6.	COMPLETION

6.1	Completion of this agreement shall take place on the Completion Date and in accordance with clause 2.1 at the offices of the Buyer’s Solicitors (or at such other place as may be agreed in writing by the Buyer, the Institutional Sellers’ Representative and the Sellers’ Representative).

6.2	At Completion:

6.2.1	each of the Sellers shall deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 1 of Schedule 2 relevant to it; and

6.2.2	the Trustee shall deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 2 of Schedule 2.

6.3	At Completion, the Warrantors shall:

6.3.1	deliver or cause to be delivered to the Buyer the documents and evidence set out in Part 3 of Schedule 2; and

6.3.2	procure that a board meeting of the Company and each of its Subsidiaries is held at which the matters identified in Part 3 of Schedule 2 are carried out; and

6.3.3	deliver any other documents referred to in this agreement as being required to be delivered by them.

6.4	At Completion, the Buyer shall at the direction of the Company, pay and discharge by electronic transfer of a sum of £36,250,000 in satisfaction of the principle amount of the Outstanding Indebtedness (the “Bank Sum”) to the Redemption Account (whose receipt shall be a sufficient payment and discharge therefor), it being acknowledged that £11,470,066 of the Bank Sum shall be funded from the proceeds received by the Company pursuant to clauses 6.5.4, 6.5.5 and 6.5.6, which the Company directs the Buyer to pay to the Redemption Account. At Completion the Company shall pay and discharge the sum £15,667.74 in respect of all interest, fees, costs and charges payable in connection with the Outstanding Indebtedness.

6.5	Immediately following release of the Release Documents and the Title Documents to the Sellers Solicitors and the Buyers’ Solicitors in accordance with the Release Undertaking and the release of the signatures to the Deed of Termination by Sun Alliance Insurance Overseas Limited, Caledonia Investments Plc and Allianz (each of whom agrees by their execution of this agreement so to release their signatures at such time), the Buyer shall pay, or cause to be paid:

6.5.1	to the Sellers’ Solicitors (whose receipt shall be a sufficient discharge therefor), on behalf of the Sellers (other than Allianz, the Trustee and the Sellers referred to in clause 6.5.4), £104,191,916;

6.5.2	to the Sellers’ Solicitors (whose receipt shall be a sufficient discharge therefor), in respect of the Transaction Expenses, £3,008,276;

6.5.3	to Allianz’s Solicitors (whose receipt shall be a sufficient discharge therefor), on behalf of Allianz, £17,788,279;

6.5.4	to the Company (whose receipt shall be a sufficient discharge therefor), on behalf of Sellers who are employees or former employees of the Group Companies, £23,423,398 (from which the Company shall deduct the relevant Employment Deductions and £375,000 of the OI Consideration);

6.5.5	to the Company (whose receipt shall be a sufficient discharge therefor), the Warrant Exercise Price, being £3,349,886.40;

6.5.6	to the Company (whose receipt shall be a sufficient discharge therefor), £2,234,000 of the Employment Deductions due from certain Individual Sellers who are not employees of the Group Companies;

6.5.7	to the Trustee (whose receipt shall be a sufficient discharge therefor), £6,253,554;

6.5.8	to the Company (whose receipt shall be a sufficient discharge therefor), on behalf of the Dragged Sellers, £3,307,476;

6.5.9	to the Final Adjustment Account (whose receipt shall be a sufficient discharge therefor), on behalf of the Deferred Dragged Sellers, £356,333;

6.5.10	into the Retention Account, which shall be maintained in accordance with clause 9, the Retentions;

6.5.11	to the Sellers’ Solicitors (whose receipt shall be a sufficient discharge therefor) at the direction of the Company the Redemption Amount in redemption in full of the March 2008 Loan Notes.

6.6	At Completion, the Buyer shall:

6.6.1	deliver to the Sellers Representative and the Institutional Sellers’ Representative, the Escrow Letter duly executed by the Buyer; and

6.6.2	deliver to the Warrantors the Disclosure Letter duly signed by the Buyer.

6.7	Sun Alliance Insurance Overseas Limited, Caledonia Investments Plc, Allianz and the Company agree that with effect from Completion, the Pari Passu Deed is terminated and that all rights (including rights already accrued) and obligations of each of them under the Pari Passu Deed shall cease to have any effect. Each of Sun Alliance Insurance Overseas Limited, Caledonia Investments Plc, Allianz and the Company irrevocably and unconditionally releases each other from any and all liabilities and obligations whether present or future, actual, contingent or otherwise, of every kind and description whatsoever arising under the terms of the Pari Passu Deed, whether such liabilities and obligations are known or unknown.

7.	FINAL ADJUSTMENT OF CONSIDERATION

The provisions of Schedule 7 apply in relation to the final adjustment of the Consideration paid at Completion pursuant to clause 6.5.

8.	WARRANTIES

8.1	Each of the Institutional Sellers severally warrants in respect of itself only to the Buyer that each of the Seller Warranties in Part 1 of Schedule 3 is true accurate and not misleading as at the date of this agreement.

8.2	Each of the Individual Sellers severally warrants to the Buyer in respect of itself only that each of the Seller Warranties in Part 2 of Schedule 3 is true accurate and not misleading as at the date of this agreement.

8.3	The Trustee warrants to the Buyer that each of the Seller Warranties in Part 3 of Schedule 3 is true accurate and not misleading as at the date of this agreement.

8.4	Each of the Seller Warranties is separate and independent and save as expressly provided in this agreement shall not be limited by reference to any other warranty or anything else in this agreement.

8.5	The Seller Warranties shall continue in full force and effect notwithstanding Completion.

8.6	Without prejudice to the Buyer’s right to apply for injunctive relief for breach of the undertakings in clause 12, the total aggregate liability of Caledonia Investments Plc in respect of all claims under this agreement shall be limited to the aggregate of:

8.6.1	the Consideration paid to it; and

8.6.2	the Redemption Amount.

8.7	Without prejudice to the Buyer’s right to apply for injunctive relief for breach of the undertakings in clause 12, the total aggregate liability of each Seller (other than Caledonia Investments Plc) in respect of all claims under this agreement shall be limited to the aggregate of the Consideration paid to it.

9.	RETENTION ACCOUNT

The provisions of Schedule 6 apply in relation to the Retention Account.

10.	BUYER’S WARRANTIES

10.1	The Buyer warrants to each of the Sellers that, as at the date of this agreement:

10.1.1	it is validly incorporated, in existence and registered under the laws of its jurisdiction of incorporation;

10.1.2	it has the requisite power and authority to enter into and perform its obligations under this agreement and the other Transaction Documents to which it is a party;

10.1.3	its obligations under this agreement and the other Transaction Documents to which it is a party will, when delivered, constitute binding obligations of it in accordance with their respective terms;

10.1.4	the execution and delivery of, and the performance by it of its obligations under, this agreement and the other Transaction Documents to which it is a party will not constitute or result in a conflict, breach or default under any of the following:

10.1.4.1	any agreement or instrument to which it is a party or is bound;

10.1.4.2	any order, judgment, decree, statute, rule, governmental regulation or other restriction applicable to it; or

10.1.4.3	any provision of the constitutional documents of it.

10.2	Each of the Buyer’s warranties in clause 10.1 is separate and independent and, save as expressly provided in this agreement shall not be limited by reference to any other warranty or anything else in this agreement and shall continue in full force and effect notwithstanding Completion.

11.	CONFIDENTIALITY

11.1	Save in respect of the Announcements, the Buyer undertakes to each of the Sellers to keep confidential the terms of this agreement and all information that it has acquired about each Seller and its Group (as such Group is constituted immediately after Completion) and to use the information only for the purposes contemplated by this agreement.

11.2	Subject to the remaining provisions of this clause 11, each Seller undertakes to the Buyer to keep confidential the terms of this agreement and all information that it has acquired about the Buyer and its Group (as such Group is constituted immediately after Completion) (in its capacity as a shareholder of the Company) and to use such information only for the purposes contemplated by this agreement.

11.3	For the avoidance of doubt, the Buyer is not obliged to keep confidential or restrict its use of information about the Company and its Subsidiaries after Completion.

11.4	No party to this agreement shall be obliged to keep confidential or to restrict its use of:

11.4.1	information that is or becomes public knowledge other than as a direct or indirect result of a breach of this agreement by the party in question; or

11.4.2	information that it receives from a source not connected with the party to whom the duty of confidence is owed that it has acquired free from any obligation of confidence to any other person.

11.5	Any party may disclose any information that it is otherwise required to keep confidential under this clause 11:

11.5.1	to such professional advisers, consultants and employees or officers of it or its Group as are reasonably necessary to advise on this agreement or the other Transaction Documents, or to facilitate the Transaction, if the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

11.5.2	with the written consent of the other parties; or

11.5.3	with the written consent of one party, if such information relates only to that party; or

11.5.4	to confirm that the Transaction has taken place and the date of the Transaction (but without otherwise revealing any other terms of the Transaction or making any other announcement);

11.5.5	to the extent that the disclosure is required:

11.5.5.1	by law; or

11.5.5.2	by a regulatory body, Taxation Authority or securities exchange; or

11.5.5.3	to make any filing with, or obtain any authorisation from, a regulatory body, Taxation Authority or securities exchange; or

11.5.5.4	to protect the disclosing party’s interest in any legal proceedings,

but shall use reasonable endeavours to consult the other parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

11.6	Each party shall supply any other party with any information about itself or this agreement as such other party may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which such other party is subject.

12.	RESTRICTIVE COVENANTS

12.1	For the purposes of this agreement “Business” shall mean the business of the Group Companies, namely the business of insurance broking and advisory work, risk management, private client broking services, private client wealth management and corporate employee benefit services.

12.2	Each of the Warrantors severally covenants with the Buyer for the benefit of the Group Companies that he shall not:

12.2.1	at any time during the period of three years beginning with the Completion Date offer employment to, enter into a contract for the services of, or attempt to entice away from the Group Companies, any Restricted Employee or procure or knowingly facilitate the making of any such offer or attempt (which is specifically targeted at such Restricted Employee) by any other person; or

12.2.2	at any time during the period of three years beginning with the Completion Date, in connection with any business in the United Kingdom which competes with a substantial part of the Business as the Business was carried on at the Completion Date, deal with or seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a Key Client.

12.3	Patrick O’Connell covenants with the Buyer for the benefit of the Group Companies that he shall not:

12.3.1	at any time during the period of two years beginning with the Completion Date offer employment to, enter into a contract for the services of, or attempt to entice away from the Group Companies, any Restricted Employee or procure or knowingly facilitate the making of any such offer or attempt (which is specifically targeted at such Restricted Employee) by any other person; or

12.3.2	at any time during the period of two years beginning with the Completion Date, in connection with any business in the United Kingdom which competes with a substantial part of the Business as the Business was carried on at the Completion Date, deal with or seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a Key Client.

12.4	Phillip Hodson covenants with the Buyer for the benefit of the Group Companies that he shall not:

12.4.1	at any time during the period of three years beginning with the Completion Date offer employment to, enter into a contract for the services of, or attempt to entice away from the Group Companies, any Restricted Employee or procure or knowingly facilitate the making of any such offer or attempt (which is specifically targeted at such Restricted Employee) by any other person; or

12.4.2	at any time during the period of three years beginning with the Completion Date, in connection with any business in the United Kingdom which competes with a substantial part of the Business as the Business was carried on at the Completion Date, deal with or seek the custom of any person who is at the Completion Date, or who has been at any time during the period of 12 months immediately preceding that date, a Key Client, provided that nothing in this clause 12.4 shall prevent Phillip Hodson from holding an investment in any insurance broking or advisory work, risk management, private client broking services, private client wealth management or corporate employee benefit services business solely as a passive investor such that he does not hold more than a 20% interest in any such investment or hold investments with a value in excess of £5,000,0000 in the aggregate from time to time.

12.5	Each of the Institutional Sellers, the Warrantors and the Covenantors severally covenants with the Buyer for the benefit of the Group Companies that it shall not:

12.5.1	at any time after Completion, use in the course of any business which is the same as or competes with the Business (other than in the case of the Warrantors and Covenantors, in the performance of their duties under their respective employment contract with the Group Companies or a member of the Buyer’s Group, or in the case of the Institutional Sellers, in the ordinary course of their business):

12.5.1.1	the words “Oval Insurance Group”; or “Oval Group”; or

12.5.1.2	any trade or service mark, business or domain name, design or logo which is owned by the Group Companies at Completion; or

12.5.1.3	anything which is, in the reasonable opinion of the Buyer, capable of confusion with such words, mark, name, design or logo; or

12.5.2	at any time after Completion, falsely represent itself or himself or permit itself or himself to be falsely represented as being in any way connected with or interested in the business of the Group Companies.

12.6	Caledonia Investments Plc hereby covenants with the Buyer for the benefit of the Group Companies that it shall not at any time during the period of three years beginning with the Completion Date offer employment to, enter into a contract for the services of, or attempt to entice away from the Group Companies, any of the Warrantors or Covenantors or procure or knowingly facilitate the making of any such offer or attempt (which is specifically targeted at such individual) by any other person. Caledonia Investments Plc undertakes to procure that each Relevant Company will comply with the restriction set out in this clause 12.6. “Relevant Company” means any company in which Caledonia Investments Plc holds (directly or indirectly) securities which confer on Caledonia Investments Plc the right to exercise a majority of the voting rights or control of the board of directors.

12.7	The covenants in this clause 12 are intended for the benefit of the Buyer, the Group Companies and apply to actions carried out by the Institutional Sellers, the Covenantors and the Warrantors in any capacity and whether directly or indirectly, on such party’s own behalf, on behalf of any other person or jointly with any other person.

12.8	Each of the covenants in this clause 12 is a separate undertaking by each Institutional Seller, each of the Covenantors and the Warrantors in relation to itself/himself and its/his interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 12. Each of the covenants in this clause 12 is considered fair and reasonable by the parties. If any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable.

12.9	The consideration for the undertakings contained in this clause 12 is included in the Consideration.

13.	SELLER POWER OF ATTORNEY

13.1	Each Seller irrevocably appoints, from Completion, the Buyer to be its attorney in its name and on its behalf to exercise all or any of the voting and other rights, powers and privileges attached to its Sale Shares or otherwise capable of being exercised by the registered holder of its Sale Shares. Without limiting the extent of this power, the Buyer shall be entitled (at its discretion) to:

13.1.1	attend, participate and vote at any general meeting or class meeting of the Company (or any adjournment of any such meeting);

13.1.2	execute any consent to short notice, proxy or written resolution capable of being executed by a shareholder of the Company.

13.2	The power granted under this clause 13 shall terminate automatically on the Buyer becoming the registered holder of the relevant Sale Shares.

14.	REMEDIES AND WAIVERS

14.1	No delay or omission on the part of any party to this agreement in exercising any right, power or remedy provided by law or under this agreement shall:

14.1.1	affect or impair that right, power or remedy; or

14.1.2	operate as a waiver thereof.

14.2	Any waiver of any right under this agreement is only effective if it is given in writing and such waiver shall apply only to the party to whom it is addressed.

14.3	A party that waives a right in relation to one party, or takes or fails to take any action against that party, does not affect its rights in relation to any other party.

14.4	The single or partial exercise of any right, power or remedy provided by law or under this agreement in any one or more instances shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

14.5	Except as otherwise expressly provided in this agreement, the rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.6	Nothing in this agreement shall limit or exclude any liability for fraud.

15.	ASSIGNMENT

15.1	Subject to clauses 15.2 and 15.3, no party may assign or grant any encumbrance over the benefit of, or the rights arising under this agreement or any other Transaction Document, or purport to do any of the same without the prior written consent of the other party.

15.2	Subject to clause 15.3, the Buyer may assign its rights under this agreement to any member of its Group. Notwithstanding any such assignment, each of the Sellers and the Trustee may deal with the Buyer in connection with all matters arising under this agreement.

15.3	In the case of any assignment of rights under this clause, in each such case:

15.3.1	the assignor will remain liable for its obligations under this agreement; and

15.3.2	the liability of the parties under this agreement will be no greater than such liabilities would have been had no such assignment occurred.

16.	FURTHER ASSURANCE

Each of the parties shall from time to time, on being reasonably required to do so by another, do or procure that there is done all such acts and/or execute or procure the execution of all such documents as the other party may reasonably consider necessary to facilitate the transfer of the Sale Shares to the Buyer.

17.	ENTIRE AGREEMENT

17.1	The Transaction Documents constitute the entire agreement and understanding of the parties and supersedes any previous agreement, draft agreement, arrangement or understanding (whether in writing or not) between the parties relating to the subject matter of the Transaction Documents.

17.2	Each of the parties acknowledges and agrees that in entering into the Transaction Documents it does not rely on any Pre-Contractual Statement.

17.3	Each of the parties acknowledges and agrees that:

17.3.1	the only remedy available to it (i) in relation to any Pre-Contractual Statement (ii) for misrepresentation by omission or (iii) otherwise in relation to the Transaction Documents shall be for breach of a Seller Warranty given under the terms of this agreement or breach of a Sale Warranty given under the terms of the Deed of Warranty; and

17.3.2	it shall have no right of action (including the right of rescission or termination) against any other party in respect of any Pre-Contractual Statement.

17.4	Nothing in this clause 17 shall, however, operate to limit or exclude any liability for fraud.

18.	INVALIDITY

If at any time any provision of this agreement or any other Transaction Document is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that will not affect or impair:

18.1	the legality, validity or enforceability in that jurisdiction of any other provision of this agreement or any other Transaction Document; or

18.2	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement or any other Transaction Document.

19.	VARIATION

No variation of this agreement will be valid unless it is in writing and signed by or on behalf of the Buyer, each of the Institutional Sellers and the Sellers’ Representative (or, in the case of a waiver, by the party granting such waiver).

20.	INSTITUTIONAL SELLERS’ REPRESENTATIVE

20.1	The Institutional Sellers each hereby appoint, authorise and empower the Institutional Sellers’ Representative as their true and lawful agent and attorney-in-fact to give or receive consent, direction, notice or take any other action which is expressly specified in this agreement as being a consent, direction, notice or action which the Institutional Sellers’ Representative is entitled to give, receive or take. The Institutional Sellers’ Representative shall consult with and take into account the reasonable requests of the other Institutional Sellers in relation to any decision it takes on the Institutional Sellers’ behalf. The Buyer and any other person may conclusively rely, without enquiry, upon any action of the Institutional Sellers’ Representative in respect of such matters.

20.2	Save in respect of fraud or gross negligence, the Institutional Sellers’ Representative shall not be held liable to the other Institutional Sellers for any claims whatsoever arising from any act he may do pursuant to its appointment.

20.3	The Institutional Sellers each agree that the Buyer shall be entitled to rely on this clause 20 in dealing with the Institutional Sellers’ Representative on behalf of all the Institutional Sellers.

21.	SELLERS’ REPRESENTATIVE

21.1	The Individual Sellers each hereby appoint, authorise and empower the Sellers’ Representative as each of the Individual Sellers true and lawful agent and attorney-in-fact to give consent, direction, notice or take any other action required or permitted pursuant to this agreement, on behalf of each such Individual Seller.

21.2	The Buyer and any other person may conclusively rely, without enquiry, upon any action of the Sellers’ Representative in respect of all matters referred to in this agreement.

21.3	Save in respect of fraud or gross negligence, the Sellers’ Representative shall not be held liable to the Individual Sellers for any claims whatsoever arising from any act that such persons who together or individually constitute the Sellers’ Representative may do pursuant to their or his appointment.

21.4	The Individual Sellers each agree that the Buyer shall be entitled to rely on this clause 21 in dealing with the Individual Sellers on behalf of all the Individual Sellers.

22.	NOTICES

22.1	A notice given under this agreement shall be in writing in the English language (or be accompanied by a properly prepared translation into English) and shall be delivered by hand or by pre-paid first class post or (if the notice is to be served by post outside the country from which it is sent) by airmail addressed and sent to the party to be served at the addresses specified in clause 22.3.

22.2	Any notice to be given to or by all of the Individual Sellers under this agreement is deemed to have been properly given if it is given to or by the Sellers’ Representative. Any notice required to be given to or by some only of the Individual Sellers shall be given to or by the Individual Sellers concerned (and in the case of a notice to the Individual Sellers) at their address as set out in Schedule 1.

22.3	The addresses for service of notice are:

22.3.1	Caledonia Investments Plc and the Institutional Sellers’ Representative

name: Caledonia Investments Plc

address: as set out in Part 1 of Schedule 1

for the attention of: Graeme Dennison and Duncan Johnson

22.3.2	Allianz

name: Allianz Holdings plc

address: 57 Ladymead, Guildford, Surrey GU1 1DB

for the attention of: Steven Hutchings

22.3.3	Sun Alliance Insurance Overseas Limited and Royal Insurance Holdings plc

name: Royal Insurance Holdings plc

address: 9th Floor, One Plantation Place, 30 Fenchurch Street, London EC3M 3BD

for the attention of: Company Secretary

22.3.4	Sellers’ Representative

name: Peter Blanc and Ian Story

address: as set out in Appendix 1;

22.3.5	Buyer

address: The Walbrook Building, 25 Walbrook, London EC4N 8AW for the attention of: William McGowan

22.3.6	Trustee

name: Oval EBT Trustees Limited

address: its registered office

for the attention of: Ian Story

22.3.7	Company

name: Oval Limited

address: its registered office

for the attention of: Ian Story

(or such other address, or marked for the attention of such other person as each party may notify to the others in accordance with the provisions of this clause).

22.4	A notice is deemed to have been received:

22.4.1	if delivered personally, at the time of delivery; or

22.4.2	in the case of pre-paid first class post or recorded delivery, one Business Day from the date of posting; or

22.4.3	in the case of airmail, five Business Days from the date of posting.

22.5	If deemed receipt under clause 22.4 is not within business hours (meaning 9.00 am to 5.30 pm Monday to Friday on a day that is not a public holiday in the place of receipt), then the notice shall be deemed to have been received when business next starts in the place of receipt.

22.6	To prove service in respect of notices sent by post, it is sufficient to prove that the envelope containing the notice was properly addressed and posted.

22.7	This clause 22 shall not apply in relation to the service of claim forms, application notices, orders, judgements, or other documents relating to proceedings arising out of or in connection with this agreement where applicable Civil Procedural Rules (or equivalent court or tribunal rules) shall apply.

23.	AGREEMENT SURVIVES COMPLETION

This agreement (other than obligations that have already been fully performed) remains in full force after Completion.

24.	THIRD PARTY RIGHTS

24.1	Save as provided in clauses 15.1 and 25, the provisions of this agreement are for the benefit of the parties and their successors and permitted assigns and are not intended to benefit, or be enforceable by, anyone else.

24.2	Each of the parties confirms to the others that their respective rights to terminate or agree any amendment, variation, waiver or settlement under this agreement are not subject to the consent of any person that is not a party to this agreement.

25.	SUCCESSORS AND ASSIGNS

The rights and obligations of the Sellers and the Buyer under this agreement shall continue for the benefit of, and shall be binding on, their respective successors and permitted assigns.

26.	COSTS AND EXPENSES

Each party shall pay its own costs and expenses in relation to the preparation, negotiation, execution and carrying into effect of this agreement and the other Transaction Documents.

27.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

28.	GOVERNING LAW AND JURISDICTION

28.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

28.2	The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

AS WITNESS the hands of the parties the day and year first above written.

SCHEDULE 1 - THE SELLERS AND THE SALE SHARES

PART 1 – THE INSTITUTIONAL SELLERS

(1) Name	(2) Address	(3) Sale Shares
Caledonia Investments Plc	Cayzer House, 30 Buckingham Gate, London SW1E 6NN	25,717,911 Ordinary Shares

Allianz Holdings plc	47 Ladymead, Guildford, Surrey GU1 1DB	8,185,245 Ordinary Shares 648,000 Deferred Shares

Sun Alliance Insurance Overseas Limited	St Mark’s Court, Chart Way Horsham, West Sussex, RH12 1XL	4,687,500 Ordinary Shares

Royal Insurance Holdings plc	St Mark’s Court, Chart Way Horsham, West Sussex, RH12 1XL	1,257,639 Ordinary Shares

PART 2 – OI CONSIDERATION

(1) Name	(2) OI Consideration
Andrew Hills	£110,625
James Burt	£71,250
Anthony Leng	£71,250
Robert Hubbard	£71,250
Lee Mould	£18,750
Richard Platt	£18,750
Roy Bearman	Nil
Allan Chilman	£9,375
Justine Doherty	£3,750
Stephen Mead	Nil

PART 3 – THE TRUSTEE

2,877,562 Ordinary Shares

SCHEDULE 2 - COMPLETION

PART 1 – DELIVERABLES OF THE SELLERS

At Completion, the Sellers shall deliver, or cause to be delivered, to the Buyer the following:

1.	Transfers of the Sale Shares (other than those set out opposite the name of the Trustee in Part 3 of Schedule 1) executed by the registered holders in favour of the Buyer;

2.	The share certificates for the Sale Shares (other than those set out opposite the name of the Trustee in Part 3 of Schedule 1) in the names of the registered holders or an indemnity in the agreed form for any lost certificates;

3.	The original of any power of attorney under which any document to be delivered to the Buyer under this Part 1 has been executed by a Seller.

PART 2 – DELIVERABLES OF THE TRUSTEE

At Completion, the Trustee shall deliver, or cause to be delivered, to the Buyer the following:

1.	Transfers of the Sale Shares set out in Part 3 of Schedule 1 executed by the Trustee in favour of the Buyer;

2.	The share certificates for the Sale Shares set out in Part 3 of Schedule 1 in the name of the Trustee or an indemnity in the agreed form for any lost certificates;

3.	The original of any power of attorney under which any document to be delivered to the Buyer under this Part 1 has been executed by the Trustee.

PART 3 – DELIVERABLES OF THE WARRANTORS

At Completion, the Warrantors (insofar as they are able) shall deliver, or cause to be delivered, to the Buyer the following:

1.	the Deed of Warranty in the agreed form;

2.	The certificates in respect of the March 2008 Loan Notes;

3.	The Escrow Letter duly executed by the Sellers’ Representative and the Institutional Sellers’ Representative;

4.	Certificates in respect of all issued shares in the capital of each of the Company’s Subsidiaries and of all shares in any such subsidiary held by a nominee for the Company or another of its Subsidiaries (provided that such undertaking shall be conclusively satisfied by the instruction by DLA in accordance with paragraph 5.1.2 of the Release Undertaking);

5.	Directors’ Resignation Letters executed by each of the directors and secretaries of the Group Companies from their offices and employment with the relevant Group Companies, except for the following persons who are not resigning:

5.1	Peter Blanc; and

5.2	Ian Story.

6.	a certified copy of each of the Completion Minutes;

7.	Form MR04 in respect of each charge granted by each of the Group Companies in relation to the Existing Financing Arrangements;

8.	A signed notice of cancellation of the £3,000,000 overdraft element of the Barclays Overdraft Facility Agreement; and

9.	a copy of the executed recharge agreement dated 29 March 2014 between Oval International Limited, Oval Insurance Broking Limited, Oval Management Services Limited and Oval Limited in the agreed form.

SCHEDULE 3 - WARRANTIES

PART 1 – SELLER WARRANTIES OF THE INSTITUTIONAL SELLERS

1.	Each Institutional Seller is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation.

2.	Each Institutional Seller has the requisite power and authority to enter into, and to perform its obligations under, this agreement and the other Transaction Documents to which it is a party.

3.	The obligations of each Institutional Seller under this agreement and the other Transaction Documents to which it is a party will, when delivered, constitute binding obligations of the relevant Institutional Seller in accordance with their respective terms.

4.	Each Institutional Seller is the sole registered holder of and is entitled to sell and transfer the full legal and beneficial ownership of the Sale Shares set out opposite its respective name in Part 1 of Schedule 1 to the Buyer free from Encumbrances and with all rights attaching thereto on the terms set out in this agreement.

5.	None of the Institutional Sellers is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation applicable to it or has entered into any scheme of arrangement or voluntary arrangement with any of its creditors.

6.	The execution and delivery of, and the performance by the Institutional Seller of its obligations under, this agreement and the other Transaction Documents to which it is a party will not constitute or result in a conflict, breach or default under any of the following:

6.1	any agreement or instrument to which either the Institutional Seller is a party or is bound;

6.2	any order, judgment, decree, statute, rule, governmental regulation or other restriction applicable to it; or

6.3	any provision of the constitutional documents or by-laws of that Institutional Seller.

PART 2 – SELLER WARRANTIES OF THE INDIVIDUAL SELLERS

1.	Each Individual Seller has the requisite power and authority to enter into, and to perform its obligations under, this agreement and the other Transaction Documents to which it is a party.

2.	The obligations of the Individual Seller under this agreement and the other Transaction Documents to which it is a party will, when delivered, constitute binding obligations of the relevant Individual Seller in accordance with their respective terms.

3.	Each Individual Seller is the sole registered holder of and is entitled to sell and transfer the full legal and beneficial ownership of the Sale Shares set out opposite its respective name in Appendix 1 and Appendix 2 (as applicable) to the Buyer free from Encumbrances and with all rights attaching thereto on the terms set out in this agreement.

4.	None of the Individual Sellers is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation applicable to it or has entered into any scheme of arrangement or voluntary arrangement with any of its creditors.

5.	The execution and delivery of, and the performance by the Individual Sellers of their obligations under, this agreement and the other Transaction Documents to which it is a party will not constitute or result in a conflict, breach or default under any of the following:

5.1	any agreement or instrument to which either Individual Seller is a party or is bound;

5.2	any order, judgment, decree, statute, rule, governmental regulation or other restriction applicable to it; or

5.3	any provision of the constitutional documents or by-laws of that Individual Seller.

PART 3 – SELLER WARRANTIES OF THE TRUSTEE

1.	The Trustee is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation.

2.	The Trustee has the requisite power and authority to enter into, and to perform its obligations under, this agreement and the other Transaction Documents to which it is a party.

3.	The obligations of the Trustee under this agreement and the other Transaction Documents to which it is a party will, when delivered, constitute binding obligations of the Trustee in accordance with their respective terms.

4.	The Trustee is the sole registered holder of the Sale Shares set out in Part 3 of Schedule 1. The Trustee holds 1,904,730 Sale Shares as nominee for the individual participants in the ESPS. The Trustee has been granted full authority to sell and transfer the full legal and beneficial ownership of the Sale Shares set out in Part 3 of Schedule 1 to the Buyer free from Encumbrances and with all rights attaching thereto on the terms set out in this agreement.

5.	The Trustee is not insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 or any other applicable insolvency legislation applicable to it nor has it entered into any scheme of arrangement or voluntary arrangement with any of its creditors.

6.	The execution and delivery of, and the performance by the Trustee of its obligations under, this agreement and the other Transaction Documents to which it is a party will not constitute or result in a conflict, breach or default under any of the following:

6.1	any agreement or instrument to which the Trustee is a party or is bound;

6.2	any order, judgment, decree, statute, rule, governmental regulation or other restriction applicable to it; or

6.3	any provision of the constitutional documents or by-laws of the Trustee.

SCHEDULE 4

COMPLETION ACCOUNTS

1.	DEFINITIONS

The definitions in this paragraph apply in this Schedule 4.

“Accounting Policies”	means the accounting principles, practices, policies and procedures set out in paragraph 4 of this Schedule 4;

“Buyer’s Accountants”	means such accountants as the Buyer may appoint to assist it with the preparation of the Completion Accounts;

“Completion Accounts”	means: (i) the balance sheet of the Company (on a consolidated basis), as at the Completion Accounts Date, stating the amount of the Net Tangible Assets prepared in accordance with and subject to the provisions of this Schedule; and (ii) a statement of the Net Tangible Assets Amount;

“Completion Accounts Date”	means 31 March 2014;

“Draft Completion Accounts”	means a draft of the Completion Accounts prepared in accordance with the requirements of this Schedule 4;

“Expert”	means a person appointed in accordance with Schedule 5 to resolve any dispute arising in the preparation of the Completion Accounts;

“Net Tangible Assets”	means the Tangible Assets of the Company (on a consolidated basis) minus the liabilities of the Company (on a consolidated basis) as shown in the Completion Accounts;

“Oval Accounting Policies Note”	the note setting out the Company’s general accounting policies and the Accounting Policies in the agreed form and as appended to this agreement as Appendix 3;

“Tangible Assets”	means all assets of the Company other than (i) goodwill and (ii) intangible assets; and

“UK GAAP”	means generally accepted accounting principles applied in the UK, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board and Technical Releases issued by ICAEW in each case as in force at the date of this agreement.

2.	PREPARATION OF COMPLETION ACCOUNTS

2.1	The Buyer shall prepare and deliver to the Institutional Sellers’ Representative and the Sellers’ Representative the Draft Completion Accounts within 45 Business Days of Completion.

2.2	The Warrantors shall give such assistance and access to information as the Buyer and, if required by the Buyer, the Buyer’s Accountants may reasonably require to enable them to prepare the Draft Completion Accounts within the period referred to in paragraph 2.1.

2.3	The Institutional Sellers’ Representative and the Sellers’ Representative shall ensure that, within 20 Business Days starting on the day after delivery of the Draft Completion Accounts to the Institutional Sellers’ Representative and the Sellers’ Representative, the Institutional Sellers’ Representative and the Sellers’ Representative shall submit to the Buyer a report stating whether or not they agree with the Completion Accounts (and in the case of disagreement, the areas of dispute). The Buyer shall be entitled to share any such report with and enlist the assistance of the Buyer’s Accountants in order to review and respond to any such report.

2.4	If the Institutional Sellers’ Representative and the Sellers’ Representative agree the Draft Completion Accounts, the Draft Completion Accounts shall become the Completion Accounts and shall become final and binding on the parties for the purpose of this agreement.

2.5	If the Institutional Sellers’ Representative and the Sellers’ Representative disagree with the Draft Completion Accounts, the Institutional Sellers’ Representative and the Sellers’ Representative shall endeavour to agree any matter in dispute with the Buyer. If the matter in dispute is resolved by agreement between the parties, the Buyer (or the Buyer’s Accountants, on behalf of the Buyer) and the Institutional Sellers’ Representative and the Sellers’ Representative shall certify the Draft Completion Accounts (subject to any amendment agreed between the parties) as being the Completion Accounts and they shall become final and binding on the parties for the purpose of this agreement.

2.6	If the parties are unable to resolve any disagreement within seven Business Days of the delivery of the report of the Institutional Sellers’ Representative and the Sellers’ Representative to the Buyer and, if required by the Buyer, the Buyer’s Accountants, the disagreement shall be referred to an Expert in accordance with Schedule 5.

2.7	The Buyer shall bear the costs of preparation of the Draft Completion Accounts. Each party shall be responsible for its own costs in respect of the negotiation and agreement of the Draft Completion Accounts and the Completion Accounts.

3.	BASIS OF COMPUTATION

3.1	The Completion Accounts shall:

3.1.1	be prepared in accordance with the Accounting Policies;

3.1.2	where the treatment in paragraph 3.1.1 is not applicable, be prepared in accordance with the accounting principles, practices, policies and procedures adopted by the Company in the audited consolidated financial statements of the Company for the year ended 31 May 2013, as such policies are more particularly described in the Oval Accounting Policies Note; and

3.1.3	where the treatment in paragraphs 3.1.1 or 3.1.2 is not applicable, in accordance with UK GAAP.

3.2	For the avoidance of any doubt, in the event of any conflict between the application of paragraphs 3.1.1, 3.1.2 and 3.1.3, the application of paragraph 3.1.1 shall take precedence over that in paragraphs 3.1.2 and 3.1.3, and the application of paragraph 3.1.2 shall take precedence over that in paragraph 3.1.3.

3.3	The Completion Accounts shall:

3.3.1	only take account of information available to the parties at Completion and not take account of any event happening after Completion save where expressly required in this Schedule 4; and

3.3.2	shall be prepared as if the Group Companies had remained under the ownership of the Sellers, the Dragged Sellers and the Deferred Dragged Sellers save where expressly required in this Schedule 4.

4.	ACCOUNTING POLICIES

4.1	Without prejudice to the generality of paragraphs 2 and 3 of this Schedule 4, in determining the Completion Accounts as at the Completion Accounts Date, the following adjustments/provisions shall be made:

4.2	There will be a deduction from Net Tangible Assets of £6,750,000;

4.3	There will be an adjustment/provision as set out in the “Completion Balance Sheet” boxes in the Oval Accounting Policies Note;

4.4	There will be an adding-back of an amount equivalent to the Outstanding Indebtedness and the Redemption Amount.

SCHEDULE 5 - EXPERT

1.	An Expert is a person appointed in accordance with this Schedule 5 to resolve a dispute arising in relation to the Completion Accounts.

2.	The Buyer and the Institutional Sellers’ Representative shall agree on the appointment of an independent Expert.

3.	If the Buyer and the Institutional Sellers’ Representative are unable to agree on an Expert within seven business days of either party serving details of a suggested Expert on the other, either party may request the President for the time being of the Institute of Chartered Accountants in England & Wales to appoint an independent chartered accountant (who shall not be the auditor of either the Company or the Buyer) as the Expert.

4.	The Expert is required to prepare a written decision and give notice (including a copy) of the decision to the parties within a maximum of three months of the matter being referred to the Expert.

5.	If the Expert dies or becomes unwilling or incapable of acting, or does not deliver the decision within the time required by paragraph 4, then:

(a)	either the Buyer or the Institutional Sellers’ Representative may apply to the President for the time being of the Institute of Chartered Accountants in England & Wales to discharge the Expert and to appoint an independent chartered accountant (who shall not be the auditor of either the Company or the Buyer) as the replacement Expert; and

(b)	this Schedule 5 applies in relation to the new Expert as if he were the first Expert appointed.

6.	All matters under this Schedule 5 shall be conducted, and the Expert’s decision shall be written, in the English language.

7.	The Buyer and the Institutional Sellers’ Representative are entitled to make submissions to the Expert including oral submissions and shall provide (or procure that others provide) the Expert with such assistance and documents as the Expert reasonably requires for the purpose of reaching a decision.

8.	To the extent not provided for by this paragraph, the Expert may, in his reasonable discretion, determine such other procedures to assist with the conduct of the determination as he considers just or appropriate, including (to the extent he considers necessary) instructing professional advisers to assist him in reaching his determination.

9.	The Buyer and the Institutional Sellers’ Representative shall, with reasonable promptness, supply each other with all information and give each other party access to all documentation and personnel as each other party reasonably requires to make a submission under this Schedule 5. Each party shall be entitled to respond to any queries reasonably raised by the Expert. Such response shall be in writing and delivered to the Expert with a copy to the other party.

10.	The Expert shall act as an Expert and not as an arbitrator. The Expert shall determine the amount of Net Tangible Assets which may include any issue involving the interpretation of any provision of this agreement, his jurisdiction to determine the matters and issues referred to him or his terms of reference. The Expert’s written decision on the matters referred to him shall be final and binding on the parties in the absence of manifest error or fraud.

11.	The Buyer and the Institutional Sellers’ Representative shall each bear its own costs in relation to the Expert save for the Expert’s fees and any costs properly incurred by him in arriving at his determination (including any fees and costs of any advisers appointed by the Expert) which shall be borne by the parties as the Expert shall determine.

SCHEDULE 6 - RETENTION ACCOUNT

1.	DEFINITIONS

The definitions in this paragraph apply in this agreement.

“Due Amount”	means the amount due to the Buyer in relation to a Substantiated Claim (it being acknowledged that the Due Amount in relation to a Fully Diluted Share Capital Claim shall be such amount which would have been payable by the Buyer to the relevant third party had it: (i) been at the time of execution of this agreement been registered as a member of the Company or, as the case may be, a holder of a right to subscribe for shares in the capital of the Company with an exercise price or conversion price of less than £2.25 per share and (ii) transferred its shares under the terms of this agreement or the Drag Notices / Deferred Drag Notices);

“Fully Diluted Share Capital Claim”	means a claim from a third party who is as at the time of execution of this agreement neither registered as a member of the Company or a holder of a right to subscribe for shares in the capital of the Company with an exercise price or conversion price of less than £2.25 per share, that it should have been so registered;

“Release Date”	means the date falling thirty six calendar months from the Completion Date;

“Relevant Claim”	means a Warranty Claim and/or a Tax Claim under the Deed of Warranty or a Fully Diluted Share Capital Claim; and

“Substantiated Claim”	means a Relevant Claim in respect of which liability is admitted or agreed in writing by the Warrantors or has been determined by a court of competent jurisdiction in respect of which no appeal has been lodged or from which it is not possible to appeal.

2.	APPLICATION OF THIS SCHEDULE

No amount shall be released out of the Retention Account otherwise than in accordance with this Schedule 6.

PART 1 – NET ASSET RETENTION

1.	ADJUSTMENTS TO PURCHASE PRICE

1.1	Where there is a Consideration Surplus, the Buyer, the Institutional Sellers’ Representative and the Sellers’ Representative shall as soon as reasonably practicable and in any event within the period set out in clause 5.3 instruct the Escrow Agents to:

1.1.1	pay to the Sellers’ Solicitors the Sellers’ Initial Proportion of the Net Asset Retention;

1.1.2	pay to Allianz’s Solicitors Allianz’s Initial Proportion of the Net Asset Retention;

1.1.3	pay to the Company the Dragged Sellers’ Initial Proportion of the Net Asset Retention; and

1.1.4	pay the Deferred Dragged Sellers’ Initial Proportion of the Net Asset Retention (being the balance of the Net Asset Retention) to the Final Adjustment Account.

1.2	In the event that any amount is due to the Buyer pursuant to clause 5.2, the Buyer, the Institutional Sellers’ Representative and the Sellers’ Representative shall as soon as reasonably practicable instruct the Escrow Agents to pay:

1.2.1	to the Buyer out of the Retention Account the lesser of the Consideration Deficit and the amount standing to the credit of the Retention Account (excluding the amount of the Deed of Warranty Retention); and

1.2.2	to the extent there is a Net Asset Retention Balance:

28.2.1.1	to the Sellers (other than Allianz), the Sellers’ Initial Proportion of the balance of the Net Asset Retention Balance, such payment to be paid to the Sellers’ Solicitors; and

28.2.1.2	to Allianz, Allianz’s Initial Proportion of the balance of the Net Asset Retention Balance, such payment to be paid to Allianz’s Solicitors;

28.2.1.3	to the Company, the Dragged Sellers’ Initial Proportion of the balance of the Net Asset Retention Balance for the benefit of the Dragged Sellers (and the Company hereby agrees to remit such balance to the Dragged Sellers in accordance with the Company’s Articles); and

28.2.1.4	to the Final Adjustment Account, the Deferred Dragged Sellers’ Initial Proportion of the balance of the Net Asset Retention.

1.3	Payment of a balance from the Retention Account in accordance with paragraph 1.2 shall be deemed to be a reduction of the Net Asset Retention but shall not affect the balance of the Deed of Warranty Retention.

PART 2 – DEED OF WARRANTY RETENTION

1.	DUE AMOUNTS

1.1	The Buyer may at any time or times set off any Due Amount against the balance standing to the credit of the Retention Account up to the amount of the Deed of Warranty Retention and such Due Amount taken out of the Retention Account shall ultimately be deemed to be borne by the Sellers (other than Allianz), Allianz, the Dragged Sellers and the Deferred Dragged Sellers in their respective Final Proportions.

1.2	In exercise of its right under paragraph 1.1, the Buyer shall serve written notice on the Sellers’ Representative and the Institutional Sellers’ Representative of its rights in respect of the relevant Due Amount and the Buyer, the Sellers’ Representative and the Institutional Sellers’ Representative shall instruct the Escrow Agents to pay to the Buyer out of the Retention Account the lesser of the Due Amount and the amount standing to the credit of the Retention Account (excluding the amount of the Net Asset Retention).

2.	RETAINED AMOUNTS

2.1	The Buyer may, in accordance with paragraphs 2.2 to 2.6 below and subject to such notifications being given prior to the Release Date, notify the Sellers’ Representative and the Institutional Sellers’ Representative of its reasonable estimation of the amount of any liability in respect of (a) any bona fide Relevant Claim or (b) any right to recover any sum from a third party (other than the underwriter of the W&I Policy) in respect of a matter which could give rise to a Warranty Claim which the Buyer is pursuing against that third party in accordance with paragraph 7.1 of Schedule 5 of the Deed of Warranty, and, subject to paragraphs 2.2 to 2.6 below, require that such amount is retained in the Retention Account notwithstanding the Release Date, pending such Relevant Claim becoming a Substantiated Claim or agreement or determination that the Relevant Claim will not be or become a Substantiated Claim (a “Retained Amount”).

2.2	No withholding of a Retained Amount shall be permitted by the Buyer unless the Buyer has provided written notice thereof to the Institutional Sellers’ Representative and the Sellers’ Representative (a “Retained Amount Notice”). The Institutional Sellers’ Representative and the Sellers’ Representative shall be entitled (acting jointly) within 10 Business Days of the Buyer having served a Retained Amount Notice to give notice to the Buyer stating that it requires the exercise by the Buyer of its rights in respect of the Retained Amount in question pursuant to paragraph 2.1, to be referred for decision to a Queen’s Counsel in England and Wales (of at least 10 years standing and experience in commercial law) (“Queen’s Counsel”).

2.3	The Queen’s Counsel referred to in paragraph 2.2 above shall be nominated jointly by the Buyer and the Institutional Sellers’ Representative and the Sellers’ Representative (or in default of agreement by the Chairman for the time being of the Bar Council of England and Wales) and shall be instructed to act as expert and not as arbitrator and to opine on the merits and the quantum of the Relevant Claim in question and as to whether there is a reasonable prospect that such liability or Relevant Claim may be established by judgement in favour of the Buyer in relation to such liability or Relevant Claim. For the purposes of paragraph 2.3, a ‘reasonable prospect’ is one with greater than 50% likelihood of success and, for the avoidance of doubt, in the case of contingent liabilities, the Queen’s Counsel’s decision on the Retained Amount shall be made on the same basis and on the assumption that the contingent liability will become an actual liability.

2.4	The Queen’s Counsel shall be entitled to seek the opinion of an expert in relation to all financial, accounting and actuarial matters provided always that the Institutional Sellers’ Representative and the Sellers’ Representative and the Buyer shall be entitled to make representations to the Queen’s Counsel for the purposes of this paragraph 2.4 including as to the identity of the expert, and shall, to the extent within their control, on request by either the Buyer or the Institutional Sellers’ Representative and Sellers’ Representative, supply to each other or provide reasonable access to copies of supporting non-privileged documentation relating to the Relevant Claim and dispute in question to the extent available in support of such representations.

2.5	The decision of the Queen’s Counsel regarding the reasonableness of the Buyer’s estimation of the Relevant Claim underlying a Retained Amount shall be conclusive and shall bind the Sellers and the Buyer and the method of proceeding in reference to the Queen’s Counsel shall be determined by the Queen’s Counsel in his absolute discretion and the Buyer and the Institutional Sellers’ Representative and the Sellers’ Representative shall observe and perform any directions which the Queen’s Counsel may give and shall be bound by any decision which he may make consequent upon any failure to observe and perform any such directions. Costs shall be borne as the Queen’s Counsel directs.

2.6	To the extent that:

2.6.1	the Queen’s Counsel should decide that any part of the Retained Amount was in excess of a reasonable estimate of the amount of the liability in respect of such Relevant Claim or that there is no reasonable prospect of a judgement in favour of the Buyer in relation to such Relevant Claim; or

2.6.2	the Buyer and the Institutional Sellers’ Representative and the Sellers’ Representative agree that any part of the Retained Amount was in excess of a reasonable estimate of the amount of the liability in respect of such Relevant Claim, then such amount shall be dealt with in accordance with paragraph 3.1 below.

3.	RELEASES

3.1	Subject as otherwise provided by this Schedule 6 and provided that no Retained Amount Notice has been validly served pursuant to paragraph 2.2 prior to the Release Date the amount (if any) standing to the credit of the Retention Account (including any accrued interest earned on the amount in the Retention Account but less any applicable bank charges) on the Release Date shall be released to the Sellers’ Solicitors for the benefit of the Sellers (other than Allianz), to Allianz’s Solicitors for the benefit of Allianz, and to the Company for the benefit of the Dragged Sellers and the Deferred Dragged Sellers in their respective Final Proportions.

3.2	If a bona fide Relevant Claim has been notified by the Buyer to the Sellers’ Representative and the Institutional Sellers’ Representative in accordance with paragraph 2 above prior to the Release Date then, subject to paragraph 2 above such amount as is equal to the credit balance of such account on the Release Date less an amount equal to all Relevant Claims in respect of which a Retained Amount Notice has been served shall be released from the Retention Account in accordance with paragraph 3.1 and the balance of the Retention Account (if any) shall be retained in that account until released in accordance with paragraph 2 of this Schedule 6.

3.3	Following:

3.3.1	determination or agreement of all Relevant Claims and the satisfaction of all Due Amounts in respect of such Substantiated Claims outstanding (if any) on or after the Release Date; or

3.3.2	determination by the Queen’s Counsel or agreement between the Buyer and the Institutional Sellers’ Representative and the Sellers’ Representative on or after the Release Date that any part of the Retained Amount was in excess of a reasonable estimate of the amount of the liability in respect of such Relevant Claim, the Buyer and the Institutional Sellers’ Representative and the Sellers’ Representative shall instruct the Escrow Agents to forthwith pay any balance of such Retained Amount standing to the credit of the Retention Account, less an amount equal to any Retained Amount validly withheld in accordance with paragraph 2, to the Sellers’ Solicitors for the benefit of the Sellers (other than Allianz), to Allianz’s Solicitors for the benefit of Allianz, and to the Company for the benefit of the Dragged Sellers and the Dragged Deferred Sellers in their respective Final Proportions.

4.	GENERAL

Payment of any balance from the Retention Account in accordance with paragraph 1, 3.1 or 3.3 shall be deemed to be a reduction of the Deed of Warranty Retention but shall not affect the balance of the Net Asset Retention.

PART 3 - GENERAL

1.	INTEREST, CHARGES AND TAXATION

1.1	Any interest that may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and any payment of principal out of the Retention Account shall include a payment of the interest earned on such principal sum by the Retention Account.

1.2	The liability to taxation on any interest on any amount in the Retention Account shall be borne by the party ultimately entitled to that amount.

1.3	Any payments made out of the Retention Account shall be made net of any applicable bank charges.

SCHEDULE 7 - FINAL ADJUSTMENT OF CONSIDERATION

1.	DEFINITIONS

The definitions in this paragraph apply in this agreement.

“Allianz’s Final Proportion”	means the percentage calculated in accordance with paragraph 3.4;

“Calculation Date”	means the fifth Business Day following the sixth month anniversary of the Completion Date;

“Calculation Date Issued Share Capital”	means the number of Ordinary Shares in issue at the Calculation Date;

“Deferred Dragged Sellers’ Exercise Proportion”	means the percentage calculated in accordance with paragraph 2 below;

“Deferred Drag Shares”	means the number of Ordinary Shares issued to Optionholders who exercise their Options following Completion;

“Deferred Dragged Sellers Final Proportion”	means the percentage calculated in accordance with paragraph 3.1;

“Dragged Sellers Final Proportion”	means the percentage calculated in accordance with paragraph 3.2;

“Sellers’ Final Proportion”	means the percentage calculated in accordance with paragraph 3.3; and

“Total Outstanding Options”	means the number of Ordinary Shares over which Options have been granted which have not been exercised prior to or on Completion.

2.	CALCULATION OF DEFERRED DRAGGED SELLERS’ EXERCISE PROPORTION

The Deferred Dragged Sellers Exercise Proportion shall be a percentage calculated as follows:

A	X 100 = D
B

Where:

A = Deferred Drag Shares;

B = the Total Outstanding Options; and

D = the Deferred Dragged Sellers Exercise Proportion.

3.	CALCULATION OF FINAL PROPORTIONS

3.1	The Deferred Dragged Sellers’ Final Proportion shall be a percentage calculated as follows:

C	X 100 = E
D

Where:

C = Deferred Drag Shares;

D = the Calculation Date Issued Share Capital; and

E = the Deferred Dragged Sellers Final Proportion.

3.2	The Dragged Sellers’ Final Proportion shall be a percentage calculated as follows:

F	X 100 = H
G

Where:

F = the Ordinary Shares which are acquired by the Buyer pursuant to the Drag Notices;

G = the Calculation Date Issued Share Capital; and

H = the Dragged Sellers Final Proportion.

3.3	The Sellers’ Final Proportion shall be a percentage calculated as follows:

I	X 100 = K
J

Where:

I = Sale Shares (which for these purposes excludes the Deferred Shares and less the number of Sale Shares sold by Allianz pursuant to this agreement);

J = the Calculation Date Issued Share Capital; and

K = the Sellers Final Proportion.

3.4	Allianz’ Final Proportion shall be a percentage calculated as follows:

L	X 100 = N
M

Where:

L = number of Sale Shares (which for these purposes excludes the Deferred Shares) sold by Allianz pursuant to this agreement;

M = the Calculation Date Issued Share Capital; and

N = Allianz’s Final Proportion.

4.	FINAL ADJUSTMENT OF CONSIDERATION

4.1	On the Calculation Date the Buyer shall provide to the Institutional Sellers’ Representative and the Sellers’ Representative a notice specifying:

4.1.1	the Deferred Dragged Sellers Exercise Proportion;

4.1.2	the Sellers’ Final Proportion, Allianz’s Final Proportion, the Dragged Sellers’ Final Proportion and the Deferred Dragged Sellers’ Final Proportion; and

4.1.3	evidence of the number of Ordinary Shares which have been issued as a result of the exercise of Options since the Completion Date.

4.2	On the second Business Day following the Calculation Date the Buyer shall:

4.2.1	firstly, pay or procure payment from the Final Adjustment Account of the Deferred Dragged Sellers’ Exercise Proportion of the balance of the Final Adjustment Account to the Company for the benefit of the Deferred Dragged Sellers; and

4.2.2	secondly, pay or procure the payment of any balance of the Final Adjustment Account as follows:

(a)	to the Sellers (other than Allianz), the Sellers’ Final Proportion of the balance of the Final Adjustment Account;

(b)	to Allianz, Allianz’s Final Proportion of the balance of the Final Adjustment Account;

(c)	to the Company, the Dragged Sellers’ Final Proportion of the balance of the Final Adjustment Account; and

(d)	to the Company the Deferred Dragged Sellers’ Final Proportion of the balance of the Final Adjustment Account.

Executed as a deed by
CALEDONIA INVESTMENTS PLC	/s/ Duncan Johnson
acting by a Director	Director
Print name Duncan Johnson

in the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Executed as a deed by
ALLIANZ HOLDINGS PLC	/s/ Mark Churchlow
acting by a Director	Director
Print name Mark Churchlow

and Director / Secretary	/s/ Steven Hutchings
Secretary
Print name Steven Hutchings

Executed as a deed by
SUN ALLIANCE INSURANCE OVERSEAS LIMITED	/s/ John Michael Mills
acting by a Director	Director
Print name John Michael Mills

in the presence of:
Witness signature	/s/ I. Mason
Witness name	I. Mason
Address	1 Plantation Place, 30 Fenchurch Street, London

Executed as a deed by
ROYAL INSURANCE HOLDINGS PLC	/s/ John Michael Mills
acting by its attorney	Attorney
Print name John Michael Mills

in the presence of:
Witness signature	/s/ I. Mason
Witness name	I. Mason
Address	1 Plantation Place, 30 Fenchurch Street, London

Signed as a deed by
RICHARD PHILLIP HODSON	/s/ Richard Phillip Hodson

In the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Signed as a deed by
RICHARD PHILLIP HODSON as trustee of the OVAL SSAS	/s/ Richard Phillip Hodson

In the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Signed as a deed by
RICHARD PHILLIP HODSON as trustee of the RICHARD PHILLIP HODSON INTEREST IN POSSESSION TRUST	/s/ Richard Phillip Hodson

In the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Signed as a deed by	/s/ Richard Phillip Hodson
RICHARD PHILLIP HODSON (as attorney for Ajmair Singh Bhullar, Amardip Singh Bhullar, Ujjal Singh Bhullar)

In the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Signed as a deed by
PETER BLANC	/s/ Peter Blanc

In the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Signed as a deed by	/s/ Peter Blanc
PETER BLANC (as attorney for each of the Individual Sellers set out in Appendix 1 and Appendix 2)

In the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Signed as a deed by
IAN STORY	/s/ Ian Story

In the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT

Executed as a deed by
FRIARY INTERMEDIATE LIMITED	/s/ David Ross
acting by a Director	Director
Print name David Ross
in the presence of:
Witness signature	/s/ Adam Porter
Witness name	Adam Porter
Address	MacFarlanes LLP, 20 Cursitor Street, London, EC4A 1LT